Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-34826, 333-38444, 333-101780 and 333-113041 on Form S-8 and Nos. 333-24685 and 333-43071 on Form S-3 of Rockwell Automation, Inc. of our report dated November 15, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets” on October 1, 2001), appearing in this Annual Report on Form 10-K of Rockwell Automation, Inc. for the year ended September 30, 2004.

DELOITTE & TOUCHE LLP

Milwaukee, WI
November 18, 2004